As filed with the Securities and Exchange Commission on July 28, 2006
Registration No. 333-134873

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Altra Industrial Motion, Inc.

Delaware	3568	30-0283143
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

14 Hayward Street
Quincy, Massachusetts 02171
(617) 328-3300
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Michael L. Hurt
Chief Executive Officer
Altra Industrial Motion, Inc.
14 Hayward Street
Quincy, Massachusetts 02171
(617) 328-3300
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

See Table of Additional Registrants Below

Copies to:
Todd R. Chandler, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☑ Registration No. 333-134873

ADDITIONAL REGISTRANTS

	State or	Primary
	Other	Standard
	Jurisdiction of	Industrial
	Incorporation	Classification
Exact Name of Registrant	or	Code	I.R.S. Employer
as Specified in its Charter	Organization	Number	Identification No.

American Enterprises MPT Corp.	Delaware	3568	52-2005169
American Enterprises MPT Holdings, LLC	Delaware	3568	52-2005171
Ameridrives International, LLC	Delaware	3568	54-1826102
Boston Gear LLC	Delaware	3568	11-3723980
Formsprag LLC	Delaware	3568	01-0712538
Inertia Dynamics, LLC	Delaware	3568	20-4221420
The Kilian Company	Delaware	3568	20-1681824
Kilian Manufacturing Corporation	Delaware	3568	06-0933715
Nuttall Gear LLC	Delaware	3568	54-1856788
Warner Electric LLC	Delaware	3568	54-1967089
Warner Electric Technology LLC	Delaware	3568	54-1967084
Warner Electric International Holding, Inc.	Delaware	3568	54-1967086

The address, including zip code, and telephone number, including area code, of the principal corporate offices for each of the additional registrants is:

14 Hayward Street
Quincy, Massachusetts 02171
(617) 328-3300

The name, address, including zip code, and telephone number, including area code, of the registered agent for service of process for each of the additional registrants is:

Michael L. Hurt
Chief Executive Officer
Altra Industrial Motion, Inc.
14 Hayward Street
Quincy, Massachusetts 02171
(617) 328-3300

Explanatory Note

The sole purpose of this amendment is to amend Exhibits 99.1, 99.2, 99.3 and 99.4 to the registration statement as indicated in Item 21(a) of Part II of this amendment. No change is made to the preliminary prospectus constituting part I of the registration statement or items 20, 21(b) or 22 of Part II of the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note, Item 21(a) of Part II and the Exhibit Index of the registration statement.

ITEM 21.	EXHIBITS.

(a) The following exhibits are filed with this Registration Statement.

Number		Description

1	.1(1)	Purchase Agreement, dated as of November 22, 2004, between Altra Industrial Motion, Inc., Jefferies & Company, Inc. and the Guarantors listed therein

2	.1(1)	LLC Purchase Agreement, dated as of October 25, 2004, among Warner Electric Holding, Inc., Colfax Corporation and Altra Industrial Motion, Inc.

2	.2(1)	Assignment and Assumption Agreement, dated as of November 21, 2004, between Altra Holdings, Inc. and Altra Industrial Motion, Inc.

3	.1(1)	Certificate of Incorporation of Altra Industrial Motion, Inc.

3	.2(1)	By-laws of Altra Industrial Motion, Inc.

3	.3(1)	Amended and Restated Certificate of American Enterprises MPT Corp.

3	.4(1)	By-laws of American Enterprises MPT Corp.

3	.5(4)	Certificate of Formation of American Enterprises MPT Holdings, LLC, as amended

3	.6(4)	Limited Liability Company Agreement of American Enterprises MPT Holdings, LLC, as amended

3	.7(4)	Certificate of Formation of Ameridrives International, LLC, as amended

3	.8(4)	Limited Liability Company Agreement of Ameridrives International, LLC, as amended

3	.9(1)	Certificate of Formation of Boston Gear LLC

3	.10(1)	Limited Liability Company Agreement of Boston Gear LLC

3	.11(1)	Certificate of Formation of Formsprag LLC, as amended

3	.12(1)	Limited Liability Company Agreement of Formsprag LLC, as amended

3	.13(1)	Amended and Restated Certificate of Incorporation of The Kilian Company

3	.14(1)	By-laws of The Kilian Company

3	.15(1)	Certificate of Incorporation of Kilian Manufacturing Corporation

3	.16(1)	By-laws of Kilian Manufacturing Corporation

3	.17(1)	Certificate of Formation of Nuttall Gear LLC

3	.18(1)	Amended and Restated Limited Liability Company Agreement of Nuttall Gear LLC

3	.19(1)	Certificate of Formation of Warner Electric LLC

3	.20(1)	Limited Liability Company Agreement of Warner Electric LLC

3	.21(1)	Certificate of Formation of Warner Electric Technology LLC

3	.22(1)	Limited Liability Company Agreement of Warner Electric Technology LLC

3	.23(1)	Certificate of Incorporation of Warner Electric International Holding, Inc.

3	.24(1)	By-laws of Warner Electric International Holding, Inc.

3	.25(4)	Certificate of Formation of Inertia Dynamics, LLC

3	.26(4)	Operating Agreement of Inertia Dynamics, LLC as amended

4	.1(1)	Indenture, dated as of November 30, 2004, among Altra Industrial Motion, Inc., the Guarantors party thereto and The Bank of New York Trust Company, N.A., as trustee

4	.2(1)	Form of 9% Senior Secured Notes due 2011 (included in Exhibit 4.1)

4	.3(1)	Registration Rights Agreement, dated as of November 30, 2004, among Altra Industrial Motion, Inc., Jefferies & Company, Inc., and the Subsidiary Guarantors party thereto

4	.4(2)	Indenture, dated as of February 8, 2006, among Altra Industrial Motion Inc. the guarantors party thereto, the Bank of New York, as trustee and paying agent and the Bank of New York (Luxembourg) SA, as Luxembourg paying agent

4	.5(2)	Form of 11 1/4 % Senior Notes due 2013

4	.6(2)	Registrants Rights Agreement, dated as of February 8, 2006, among Altra Industrial Inc., the guarantors party thereto, and Jefferies International Limited, as initial purchasers

Number		Description

4	.7(3)	First Supplemental Indenture, dated as of February 7, 2006, among Altra Industrial Inc., the guarantors party thereto, and The Bank of New York Trust Company, N.A. as trustee

4	.8(2)	Second Supplemental Indenture, dated as of February 8, 2006, among Altra Industrial Inc., the guarantors party thereto, and The Bank of New York Trust Company, N.A. as trustee

4	.9(3)	Third Supplemental Indenture, dated as of April 24, 2006, among Altra Industrial Inc., the guarantors party thereto, and The Bank of New York Trust Company, N.A. as trustee

4	.10(3)	First Supplemental Indenture, dated as of April 24, 2006, among Altra Industrial Inc., the guarantors party thereto, and The Bank of New York as trustee

5	.1(5)	Opinion of Weil, Gotshal Manges LLP.

10	.22(1)	Credit Agreement, dated as of November 30, 2004, among Altra Industrial Motion, Inc. and certain subsidiaries of the Company, as Guarantors, the financial institutions listed therein, as Lenders, and Wells Fargo Bank, as Lead Arranger

10	.23(1)	Security Agreement, dated as of November 30, 2004, among Altra Industrial Motion, Inc., the other Grantors listed therein and The Bank of New York Trust Company, N.A.

10	.24(1)	Patent Security Agreement, dated as of November 30, 2004, among Kilian Manufacturing Corporation, Warner Electric Technology LLC, Formsprag LLC, Boston Gear LLC, Ameridrives International, L.P. and The Bank of New York Trust Company, N.A.

10	.25(1)	Trademark Security Agreement, dated as of November 30, 2004, among Warner Electric Technology LLC, Boston Gear LLC and The Bank of New York Trust Company, N.A.

10	.26(1)	Intercreditor and Lien Subordination Agreement, dated as of November 30, 2004, among Wells Fargo Foothill, Inc., The Bank of New York Trust Company, N.A. and Altra Industrial Motion, Inc.

10	.27(1)	Share Purchase Agreement, dated as of November 7, 2005, among Altra Industrial Motion, Inc. and the stockholders of Hay Hall Holdings Limited listed therein.

12	.1(4)	Computation of ratio of earnings to fixed charges

21	.1(4)	Subsidiaries of Altra Industrial Motion, Inc.

23	.1(5)	Consent of Ernst & Young LLP.

23	.3(5)	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1)

23	.4(5)	Consent of BDO Stoy Hayward LLP

24	.1(4)	Power of Attorney (included on signature pages hereto)

25	.1(5)	Statement of Eligibility of Trustee on Form T-1

99	.1†	Form of Letter of Transmittal

99	.2†	Form of Notice of Guaranteed Delivery

99	.3†	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99	.4†	Form of Letter to Beneficial Holders

(1)	Incorporated by reference to the Registration Statement on Form S-4 (File No. 333-124944) filed with the Securities and Exchange Commission on May 16, 2005.

(2)	Incorporated by reference to the Registrants Current Report on Form 8-K (File No. 333-124944) filed with the Securities and Exchange Commission on February 14, 2006.

(3)	Incorporated by reference to the Registrants Annual Report on Form 10-K (File No. 333-124944) filed with the Securities and Exchange Commission on May 15, 2006.

(4)	Previously filed with the Registration Statement on Form S-4 on June 8, 2006.

(5)	Previously filed with the Registration Statement on Form S-4 on June 19, 2006.

†	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Altra Industrial Motion, Inc. has duly caused this Amendment No. 1 to this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quincy, State of Massachusetts, on the 28th day of July, 2006.

ALTRA INDUSTRIAL MOTION, INC.

By:	/s/ David Wall
Name: David Wall

Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on the 28th day of July, 2006.

Signature	Title

* Michael L. Hurt	Chief Executive Officer and Director (principal executive officer)

/s/ David Wall David Wall	Chief Financial Officer (principal financial officer and principal accounting officer)

Frank E. Bauchiero	Director

* Jean-Pierre L. Conte	Director

* Darren J. Gold	Director

Larry McPherson	Director

* Richard D. Paterson	Director

* The undersigned, by signing his name hereto, does hereby execute this Amendment No. 1 to this Registration Statement on behalf of the officers and directors of the registrant listed above pursuant to the Powers of Attorney previously filed with the Commission.

/s/ David Wall David Wall Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the registrants, as listed on the attached Schedule A, has duly caused this Amendment No. 1 to this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quincy, State of Massachusetts, on the 28th day of July, 2006.

On behalf of each Registrant listed on
Schedule A hereto.

By:	/s/ David Wall
Name: David Wall

Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on the 28th day of July, 2006.

Signature	Title

* Michael L. Hurt	Chief Executive Officer and Director (principal executive officer)

/s/ David Wall David Wall	Chief Financial Officer (principal financial officer and principal accounting officer)

* Jean-Pierre L. Conte	Director

* Darren J. Gold	Director

* The undersigned, by signing his name hereto, does hereby execute this Amendment No. 1 to this Registration Statement on behalf of the officers and directors of the registrant listed above pursuant to the Powers of Attorney previously filed with the Commission.

/s/ David Wall David Wall Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the registrants, as listed on the attached Schedule B, has duly caused this Amendment No. 1 to this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quincy, State of Massachusetts, on the 28th day of July, 2006.

On behalf of each Registrant listed on
Schedule B hereto.

By:	/s/ David Wall
Name: David Wall

Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on the 28th day of July, 2006.

Signature	Title

* Michael L. Hurt	Chief Executive Officer (principal executive officer)

/s/ David Wall David Wall	Chief Financial Officer (principal financial officer and principal accounting officer)

* Michael L. Hurt	Chief Executive Officer of Altra Industrial Motion, Inc., as Member

* The undersigned, by signing his name hereto, does hereby execute this Amendment No. 1 to this Registration Statement on behalf of the officers and directors of the registrant listed above pursuant to the Powers of Attorney previously filed with the Commission.

/s/ David Wall David Wall Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Nuttall Gear LLC, has duly caused this Amendment No. 1 to this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quincy, State of Massachusetts, on the 28th day of July, 2006.

NUTTALL GEAR LLC

By:	/s/ David Wall
Name: David Wall

Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on the 28th day of July, 2006.

Signature	Title

* Michael L. Hurt	Chief Executive Officer (principal executive officer)

/s/ David Wall David Wall	Chief Financial Officer (principal financial officer and principal accounting officer)

* Michael L. Hurt	Chief Executive Officer of American Enterprises MPT Corp., as Member

* The undersigned, by signing his name hereto, does hereby execute this Amendment No. 1 to this Registration Statement on behalf of the officers and directors of the registrant listed above pursuant to the Powers of Attorney previously filed with the Commission.

/s/ David Wall David Wall Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Inertia Dynamics, LLC, has duly caused this Amendment No. 1 to this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quincy, State of Massachusetts, on the 28th day of July, 2006.

INERTIA DYNAMICS, LLC

By:	/s/ David Wall
Name: David Wall

Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on the 28th day of July, 2006.

Signature	Title

* Michael L. Hurt	Chief Executive Officer (principal executive officer)

/s/ David Wall David Wall	Chief Financial Officer and Manager (principal financial officer and principal accounting officer)

* Carl Christenson	Manager

* The undersigned, by signing his name hereto, does hereby execute this Amendment No. 1 to this Registration Statement on behalf of the officers and directors of the registrant listed above pursuant to the Powers of Attorney previously filed with the Commission.

/s/ David Wall David Wall Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Formsprag LLC, has duly caused this Amendment No. 1 to this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quincy, State of Massachusetts, on the 28th day of July, 2006.

FORMSPRAG LLC

By:	/s/ David Wall
Name: David Wall

Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on the 28th day of July, 2006.

Signature	Title

* Michael L. Hurt	Chief Executive Officer (principal executive officer)

/s/ David Wall David Wall	Chief Financial Officer (principal financial officer and principal accounting officer)

* Michael L. Hurt	Chief Executive Officer of Warner Electric LLC, as member; and Chief Executive Officer of Ameridrives International, LLC, as member

* The undersigned, by signing his name hereto, does hereby execute this Amendment No. 1 to this Registration Statement on behalf of the officers and directors of the registrant listed above pursuant to the Powers of Attorney previously filed with the Commission.

/s/ David Wall David Wall Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, American Enterprises MPT Holdings, LLC, has duly caused this Amendment No. 1 to this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quincy, State of Massachusetts, on the 28th day of July, 2006.

AMERICAN ENTERPRISES MPT HOLDINGS, LLC

By:	/s/ David Wall
Name: David Wall

Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on the 28th day of July, 2006.

Signature	Title

* Michael L. Hurt	Chief Executive Officer (principal executive officer)

/s/ David Wall David Wall	Chief Financial Officer (principal financial officer and principal accounting officer)

* Michael L. Hurt	Chief Executive Officer of American Enterprises MPT Corp., as Member

* The undersigned, by signing his name hereto, does hereby execute this Amendment No. 1 to this Registration Statement on behalf of the officers and directors of the registrant listed above pursuant to the Powers of Attorney previously filed with the Commission.

/s/ David Wall David Wall Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Ameridrives International, LLC, has duly caused this Amendment No. 1 to this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quincy, State of Massachusetts, on the 28th day of July, 2006.

AMERIDRIVES INTERNATIONAL, LLC

By:	/s/ David Wall
Name: David Wall

Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on the 28th day of July, 2006.

Signature	Title

* Michael L. Hurt	Chief Executive Officer (principal executive officer)

/s/ David Wall David Wall	Chief Financial Officer (principal financial officer and principal accounting officer)

* Michael L. Hurt	Chief Executive Officer of American Enterprises MPT Corp., Member

* The undersigned, by signing his name hereto, does hereby execute this Amendment No. 1 to this Registration Statement on behalf of the officers and directors of the registrant listed above pursuant to the Powers of Attorney previously filed with the Commission.

/s/ David Wall David Wall Attorney in Fact

SCHEDULE A

AMERICAN ENTERPRISES MPT CORP.
THE KILIAN COMPANY
KILIAN MANUFACTURING CORPORATION
WARNER ELECTRIC INTERNATIONAL HOLDING, INC

SCHEDULE B

BOSTON GEAR LLC
WARNER ELECTRIC LLC
WARNER ELECTRIC TECHNOLOGY LLC

EXHIBIT INDEX

Number		Description

1	.1(1)	Purchase Agreement, dated as of November 22, 2004, between Altra Industrial Motion, Inc., Jefferies & Company, Inc. and the Guarantors listed therein

2	.1(1)	LLC Purchase Agreement, dated as of October 25, 2004, among Warner Electric Holding, Inc., Colfax Corporation and Altra Industrial Motion, Inc.

2	.2(1)	Assignment and Assumption Agreement, dated as of November 21, 2004, between Altra Holdings, Inc. and Altra Industrial Motion, Inc.

3	.1(1)	Certificate of Incorporation of Altra Industrial Motion, Inc.

3	.2(1)	By-laws of Altra Industrial Motion, Inc.

3	.3(1)	Amended and Restated Certificate of American Enterprises MPT Corp.

3	.4(1)	By-laws of American Enterprises MPT Corp.

3	.5(4)	Certificate of Formation of American Enterprises MPT Holdings, LLC, as amended

3	.6(4)	Limited Liability Company Agreement of American Enterprises MPT Holdings, LLC, as amended

3	.7(4)	Certificate of Formation of Ameridrives International, LLC, as amended

3	.8(4)	Limited Liability Company Agreement of Ameridrives International, LLC, as amended

3	.9(1)	Certificate of Formation of Boston Gear LLC

3	.10(1)	Limited Liability Company Agreement of Boston Gear LLC

3	.11(1)	Certificate of Formation of Formsprag LLC, as amended

3	.12(1)	Limited Liability Company Agreement of Formsprag LLC, as amended

3	.13(1)	Amended and Restated Certificate of Incorporation of The Kilian Company

3	.14(1)	By-laws of The Kilian Company

3	.15(1)	Certificate of Incorporation of Kilian Manufacturing Corporation

3	.16(1)	By-laws of Kilian Manufacturing Corporation

3	.17(1)	Certificate of Formation of Nuttall Gear LLC

3	.18(1)	Amended and Restated Limited Liability Company Agreement of Nuttall Gear LLC

3	.19(1)	Certificate of Formation of Warner Electric LLC

3	.20(1)	Limited Liability Company Agreement of Warner Electric LLC

3	.21(1)	Certificate of Formation of Warner Electric Technology LLC

3	.22(1)	Limited Liability Company Agreement of Warner Electric Technology LLC

3	.23(1)	Certificate of Incorporation of Warner Electric International Holding, Inc.

3	.24(1)	By-laws of Warner Electric International Holding, Inc.

3	.25(4)	Certificate of Formation of Inertia Dynamics, LLC

3	.26(4)	Operating Agreement of Inertia Dynamics, LLC as amended

4	.1(1)	Indenture, dated as of November 30, 2004, among Altra Industrial Motion, Inc., the Guarantors party thereto and The Bank of New York Trust Company, N.A., as trustee

4	.2(1)	Form of 9% Senior Secured Notes due 2011 (included in Exhibit 4.1)

4	.3(1)	Registration Rights Agreement, dated as of November 30, 2004, among Altra Industrial Motion, Inc., Jefferies & Company, Inc., and the Subsidiary Guarantors party thereto

4	.4(2)	Indenture, dated as of February 8, 2006, among Altra Industrial Motion Inc. the guarantors party thereto, the Bank of New York, as trustee and paying agent and the Bank of New York (Luxembourg) SA, as Luxembourg paying agent

4	.5(2)	Form of 11 1/4 % Senior Notes due 2013

4	.6(2)	Registrants Rights Agreement, dated as of February 8, 2006, among Altra Industrial Inc., the guarantors party thereto, and Jefferies International Limited, as initial purchasers

4	.7(3)	First Supplemental Indenture, dated as of February 7, 2006, among Altra Industrial Inc., the guarantors party thereto, and The Bank of New York Trust Company, N.A. as trustee

4	.8(2)	Second Supplemental Indenture, dated as of February 8, 2006, among Altra Industrial Inc., the guarantors party thereto, and The Bank of New York Trust Company, N.A. as trustee

Number		Description

4	.9(3)	Third Supplemental Indenture, dated as of April 24, 2006, among Altra Industrial Inc., the guarantors party thereto, and The Bank of New York Trust Company, N.A. as trustee

4	.10(3)	First Supplemental Indenture, dated as of April 24, 2006, among Altra Industrial Inc., the guarantors party thereto, and The Bank of New York as trustee

5	.1(5)	Opinion of Weil, Gotshal Manges LLP.

10	.22(1)	Credit Agreement, dated as of November 30, 2004, among Altra Industrial Motion, Inc. and certain subsidiaries of the Company, as Guarantors, the financial institutions listed therein, as Lenders, and Wells Fargo Bank, as Lead Arranger

10	.23(1)	Security Agreement, dated as of November 30, 2004, among Altra Industrial Motion, Inc., the other Grantors listed therein and The Bank of New York Trust Company, N.A.

10	.24(1)	Patent Security Agreement, dated as of November 30, 2004, among Kilian Manufacturing Corporation, Warner Electric Technology LLC, Formsprag LLC, Boston Gear LLC, Ameridrives International, L.P. and The Bank of New York Trust Company, N.A.

10	.25(1)	Trademark Security Agreement, dated as of November 30, 2004, among Warner Electric Technology LLC, Boston Gear LLC and The Bank of New York Trust Company, N.A.

10	.26(1)	Intercreditor and Lien Subordination Agreement, dated as of November 30, 2004, among Wells Fargo Foothill, Inc., The Bank of New York Trust Company, N.A. and Altra Industrial Motion, Inc.

10	.27(1)	Share Purchase Agreement, dated as of November 7, 2005, among Altra Industrial Motion, Inc. and the stockholders of Hay Hall Holdings Limited listed therein.

12	.1(4)	Computation of ratio of earnings to fixed charges

21	.1(4)	Subsidiaries of Altra Industrial Motion, Inc.

23	.1(5)	Consent of Ernst & Young LLP.

23	.3(5)	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1)

23	.4(5)	Consent of BDO Stoy Hayward LLP

24	.1(4)	Power of Attorney (included on signature pages hereto)

25	.1(5)	Statement of Eligibility of Trustee on Form T-1

99	.1†	Form of Letter of Transmittal

99	.2†	Form of Notice of Guaranteed Delivery

99	.3†	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99	.4†	Form of Letter to Beneficial Holders

(1)	Incorporated by reference to the Registration Statement on Form S-4 (File No. 333-124944) filed with the Securities and Exchange Commission on May 16, 2005.

(2)	Incorporated by reference to the Registrants Current Report on Form 8-K (File No. 333-124944) filed with the Securities and Exchange Commission on February 14, 2006.

(3)	Incorporated by reference to the Registrants Annual Report on Form 10-K (File No. 333-124944) filed with the Securities and Exchange Commission on May 15, 2006.

(4)	Previously filed with the Registration Statement on Form S-4 on June 8, 2006.

(5)	Previously filed with the Registration Statement on Form S-4 on June 19, 2006.

†	Filed herewith.